PRESS RELEASE

Blue Water Announces Significant Equity Investment

Blue Water Acquires 20% Interest in Stream Flow Media, Inc.

Canton, Georgia – December 4, 2013 – Blue Water Global Group, Inc. (OTCBB: BLUU) announces that it has entered into an agreement to acquire a significant equity ownership in Stream Flow Media, Inc. (www.streamflowmedia.com).

Key elements to this transaction include:

      Blue Water’s shares of Stream Flow are currently valued at $200,000 ($0.01 per share)

      Blue Water now owns 20 million shares of Stream Flow common stock (20% overall ownership)

      Stream Flow ownership position is expected to be accretive to Blue Water’s 2014 and 2015 earnings

      Stream Flow will be going public on the OTCBB in early 2014

      Blue Water anticipates significant upside potential in its Stream Flow shares once it is publicly traded

Blue Water’s President and CEO, J. Scott Sitra, stated, “We are very excited about this development.  This is what we hope is the first of many such transactions under our previously announced Strategic Alliance with Taurus Financial Partners.  Not only does this transaction immediately enhance Blue Water’s balance sheet, but it also provides an alternative method to financing a portion of our long‐term Blue Water Bar & Grill™ restaurant development plans throughout the Caribbean region.”

About Stream Flow Media

Stream Flow Media, Inc. is a development stage business focused on developing online gaming and media solutions catering specifically to customer loyalty and retention applications, including corporate training solutions.  Stream Flow utilizes its proprietary technology to develop applications that are specifically branded towards the client’s business and unique needs.  The proprietary aspects of the technology are owned exclusively by Stream Flow and are licensed to its clients on a per‐use basis.  These applications can be used on mobile devices, social media networks, and web‐based platforms.  Stream Flow is also developing its own gaming applications which will be marketed under its own brand.

About Blue Water Global Group

Blue Water Global Group, Inc. is a publicly held developer of casual dining restaurant properties.  Blue Water is currently developing a chain of casual dining restaurants in popular tourist destinations throughout the Caribbean under the Blue

Water Bar & Grill™ brand.  Additionally, Blue Water is also engaged in making strategic equity investments in promising businesses  that  are  in  the  early  stages  of  obtaining  their  own  listing  on  the  OTCBB.  For  more  information,  visit

www.bluewaterglobalgroup.com.

Certain statements in this release, other than statements of historical fact, may include forward‐looking information that involves various risks and uncertainties.  There can be no assurance that such forward‐looking statements will prove to be accurate.  Actual result and future events could differ materially from those anticipated in such statements.  These and all subsequent written and oral forward‐looking statements are based on the estimates and opinions of management on the dates they are made and expressly qualified in their entirety by this notice.  Blue Water Global Group, Inc. (“Blue Water”) assumes no obligation to update forward‐looking statements should circumstances or management's estimates or opinions change, other than as required pursuant to applicable securities laws.  For a description of additional risks and uncertainties, please refer to Blue Water’s filings with the Securities and Exchange Commission, including “Risk Factors” in its Annual Report filed on Form 10‐K.

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